SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2021

PROVIDENT BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-39090	84-4132422
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

5 Market Street, Amesbury, Massachusetts	01913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 834-8555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Wriitten communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	PVBC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On April 22, 2021, the Board of Directors of The Provident Bank, the wholly-owned subsidiary of Provident Bancorp, Inc., appointed Joseph Mancini as Executive Vice President and Chief Operating Officer.  Mr. Mancini, age 39, joined The Provident Bank in June 2020 as Senior Vice President and Enterprise Risk Officer. Mr. Mancini has over 15 years of banking experience having previously held roles at Radius Bank (now Lending Club Bank) and East Boston Savings Bank. Mr. Mancini is a Certified Fraud Examiner (CFE) and a Certified Information Security Manager (CISM).

In connection with this appointment, The Provident Bank has entered into an employment agreement with Mr. Mancini.  The employment agreement has a term of two years. The disinterested members of the Board of Directors must conduct a comprehensive annual performance evaluation and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement.
The employment agreement provides Mr. Mancini a current base salary of $221,000, which The Provident Bank may increase from time to time. In addition to base salary, Mr. Mancini is entitled to participate in any employee benefit plans and bonus programs in effect from time to time for senior executives of The Provident Bank. The Provident Bank will also reimburse Mr. Mancini for all reasonable business expenses incurred by him in the performance of his duties and responsibilities.  In the event of Mr. Mancini’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” in either case prior to the attainment of age 65, he will receive a severance payment equal to his base salary that would have been paid through the then remaining unexpired term of the agreement.  In the event that the termination of employment occurs within one year following a change in control, Mr. Mancini will receive a severance payment of equal to one year of his base salary then in effect, and The Provident Bank will make the payment in a lump sum at the time of the termination of employment.  In addition, Mr. Mancini will be entitled to receive from The Provident Bank continued non-taxable medical and dental insurance coverage through the then remaining unexpired term of the agreement. Under the employment agreement, the term “good reason” includes: (i) the failure of the Board of Directors to elect or continue to employ Mr. Mancini in his current position or a material reduction in his authority, duties or responsibilities; (ii) a reduction in his base salary; or (iii) a material breach of any provision of the agreement that is not cured within 30 days of notice of the breach from Mr. Mancini. In addition, the term “good reason” includes, if the event occurs within two years following a change in control: (i) a relocation of his principal place of employment by more than 30 miles; (ii) the failure of The Provident Bank to continue to provide Mr. Mancini with certain employee benefits substantially similar to those available to him prior to the change in control; or (iii) the failure of The Provident Bank to obtain a satisfactory agreement from any successor to assume and honor the employment agreement.
Upon termination of employment, Mr. Mancini will be required to adhere to non-competition and non-solicitation covenants for a period equal to the lesser of one year or the then remaining unexpired term of the agreement.

A copy of the employment will be filed as an exhibit to Provident Bancorp, Inc.’s next required Quarterly Report on Form 10-Q.

Mr. Mancini is otherwise not a party to any transaction with Provident Bancorp, Inc. or The Provident Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

Item 9.01	Financial Statements and Exhibits
Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT BANCORP, INC.

DATE: May 7, 2021	By:	/s/ David P. Mansfield
David P. Mansfield
President and Chief Executive Officer